EXHIBIT 10.07

[GRAPHIC OMITTED]

PRIVILEGED AND CONFIDENTIAL

April 1st 2006

Edward J. Quilty
President and Chief Executive Officer
Derma Sciences Inc
214 Carnegie Center, Suite 100
Princeton
New Jersey

Dear Mr. Quilty:

Further to your meeting and discussions with Julian Beare over the future plans that you have for Derma Sciences, Inc. (Derma Sciences), I now enclose an agreement for your acceptance. I would be grateful if you could read the enclosed carefully and initial each page and sign where appropriate and return a copy to me at the address below. I will also need a copy of your passport and a utility bill in your name.

The engagement of Beaufort International Associates Limited’s (Beaufort) services by Derma Sciences on a best endeavours basis, is to be on the following terms:

1.

Beaufort will be retained by Derma Sciences as non-exclusive Management Consultants for an initial 3 (three) month period, effective as of the date of the signing of this document. Both parties will have the choice to terminate this agreement after 1 (one) month with no further obligations or the option for both parties to renegotiate.

2.

If any of the parties introduced to Derma Sciences by Beaufort finalise negotiations and agree to a debt or an equity participation, within a six month period from the date of this signed agreement, by way of an introduction of development capital, then Beaufort shall be entitled to receive a fee equal to six (6%) percent of the total initial funds actually invested. In the event that such funds are invested in tranches, then Derma Sciences shall only be obligated for payment of the fee as and when the funds

49 Whitehall
London SW1A 2BX

Tel: +44 (0) 20-7930-8222
Fax: +44 (0) 20-7930-8666

E-mail: information@beaufort-int.co.uk

Regulated by The FSA
Company registered in England & Wales Registration No: 3604683 are actually received from the investor or any such partner introduced by the investor. If there are further funds made available to Derma Sciences by any such investor partner(s) within one (1) years of the date of the initial funding Beaufort shall be entitled to six (6%) percent of the further funds advanced.

3.	In the event of part cash, non-cash or other financial arrangement with a new partner introduced by Beaufort, then Beaufort will be entitled to six (6) percent of the non cash element.

4.	Beaufort agrees to provide Derma Sciences with a list of all persons or entities that are introduced to Derma Sciences by Beaufort during the term of this agreement, prior to any negotiations.

5.

Derma Sciences agrees to indemnify and hold harmless Beaufort for itself and as trustee for each and any Beaufort Representatives against any and all losses, liabilities, claims, damages and expenses that may be incurred by it or any of the representatives arising directly out of or in connection with (a) the introduction of new strategic relationships, (b) Beaufort acting for Derma Sciences (c) any untrue statement or omission of a material fact from any business plan or other information furnished in connection with the management consultancy agreement, provided that such indemnity shall not apply in the event that any such loss, claim, liability, damage or expense is found to have resulted from the negligence or wilful default of Beaufort or its employees.

6.

Derma Sciences shall in good faith endeavour to provide Beaufort with all the relevant material or information that is necessary to prepare a full executive summary. Such information shall be provided to potential investors on a confidential basis to the extent permitted by law and in a manner not inconsistent with any contract, agreement or confidentiality undertaking to which Derma Sciences is a party. All information disclosed to Beaufort by Derma Sciences and all conversations between Beaufort and Derma Sciences shall be maintained in strict confidence by Beaufort and shall not be disclosed to any third party without Derma Science’s prior written consent and shall not be used in any manner that is detrimental to Derma Sciences. At the termination of this agreement, Beaufort will return to Derma Sciences all confidential information provided by Derma Sciences and will not retain any copies, extracts or other reproductions, in whole or in part of such confidential information.

* * * *

Contact Addresses:
Beaufort International Associates Ltd. 49 Whitehall London SW1A 2BX	Derma Sciences, Inc. 214 Carnegie Center, Suite 100 Princeton, New Jersey
Tel: +44(0) 20-7930-8222 Fax: +44(0) 20-7930-8666	Tel: 609-514-4744 Fax: 609-514-8554

Kindly confirm your acceptance of the terms and conditions of this Agreement set out herein by initialling every page and countersigning and returning the enclosed copy of this letter.

Yours sincerely,

BEAUFORT INTERNATIONAL ASSOCIATES LIMITED

______________________
Jeremy Coles

Accepted as of the 1st day of April, 2006 by:

DERMA SCIENCES, INC.

______________________
Edward J. Quilty
President and Chief Executive Officer

Customer Classification Form

Companies

Derma Sciences, Inc

Please answer the questions below sign and return the document so in accordance with the rules of the Financial Services Authority, Beaufort International Associates Limited can categorise your customer class.

Are you?:
Incorporated in the UK		Yes	✓	No
A listed Money Market Institution		Yes	✓	No
An institution authorised by the Bank of England under the Banking Act 1987		Yes	✓	No
A credit institution recognised BCD Regulations		Yes	✓	No
A Central Bank or other monetary authority of any country		Yes	✓	No
An international banking or financial institution		Yes	✓	No
A government, local authority or public authority		Yes	✓	No
A body corporate (If No please go to part B)	✓	Yes		No
A:
Have you share capital or net assets of £500,000 or more with more than twenty shareholders	✓	Yes		No
B:
Have net assets of £5 million or more	✓	Yes		No
Are you a trustee of a trust		Yes	✓	No
If yes, is the Trust's value of cash plus investments £10 million or more		Yes		No
Has it been at any time during the previous 2 years		Yes		No

Date: April 1, 2006

DERMA SCIENCES, INC.

By:_______________________
        Edward J. Quilty
        President and Chief Executive Officer

BEAUFORT INTERNATIONAL ASSOCIATES LIMITED

By:_______________________
        [Name]
        [Title]